Exhibit 99.1

Smith-Midland Announces Fourth Quarter and Full Year 2019 Results

➢
Record Full Year Revenues
➢
Five Consecutive Years of Positive Earnings

Fourth Quarter 2019 Highlights
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Revenues of $12.4 million, an increase of $0.7 million, or 6%, over fourth quarter 2018
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North Carolina expansion project completed and operational
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Backlog of $30.9 million, growth of 8% since the third quarter 2019

Full Year 2019 Highlights
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Full Year Record Revenues of $46.7 million, a 16% increase over 2018
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General & Administrative Expenses decreased 14% compared to 2018
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EPS of $0.38, a 15% increase over 2018
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Five consecutive years of positive earnings

MIDLAND, VA. – Smith-Midland Corporation (the Company) (OTCQX: SMID), a leader in the precast concrete industry, which develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries, today announced results for the quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Results
The Company reported fourth quarter revenues of $12.4 million for 2019 and $11.7 million for 2018, an increase of $0.7 million, or 6%. The pre-tax income for the fourth quarter 2019 was $1.0 million compared to pre-tax income of $1.2 million in 2018, a decrease of $0.2 million, reflecting a high margin special project in 2018. The Company had net income for the fourth quarter of 2019 in the amount of $0.8 million compared to net income of $0.9 million in 2018, a decrease of $0.1 million. The basic and diluted income per share was $0.15 for the fourth quarter 2019, while the basic and diluted income per share was $0.17 for the fourth quarter 2018.

Full Year 2019 Results
The Company reported revenues of $46.7 million for 2019 and $40.2 million for 2018, an increase of $6.5 million, or 16%. The pre-tax income for 2019 was $2.5 million compared to pre-tax income of $2.3 million in 2018, an increase of $0.2 million. The Company had net income for 2019 in the amount of $2.0 million compared to net income of $1.7 million in 2018, an increase of $0.3 million. The basic and diluted income per share was $0.38 for 2019, while the basic and diluted income per share was $0.33 for 2018, an increase of 15%.

COVID-19 Update
Ashley Smith, CEO, stated, “While we remain extremely excited about our long-term future, the main goal during this time of uncertainty is creating a safe and secure environment for our associates, customers, and communities. There is limited forward-looking visibility, and our expectations are tempered by the fact that we do not know what will happen, or the future impact to our business, from COVID-19. As the pandemic is quite profound and impactful, we hope it proves to be temporary with minimal disruption.”

Currently, all locations are fully operational, with minimal supply chain disruption and the industry is classified as an essential business. Also, as of today, the Company has an unused $4.0 million line of credit.

CEO Commentary
Mr. Smith said, “During this tough time, we look back at 2019 and are pleased with our performance, which includes record-setting revenues, strong growth in EPS, and five consecutive years of positive earnings. The first quarter of 2020 has started off slower than expected due to lower production caused by short-term delays in customer approval of drawings, but we anticipate 2020 to be another solid financial year for the Company. Notwithstanding the current volatile situation, we currently see continued strong demand in our infrastructure and commercial construction end markets in the near term.

“January 1, 2020 marked the Federal Highway Administration’s deadline that requires new precast concrete barrier to be MASH (Manual for Assessing Highway Safety devices) crash tested and approved. Over the next 7-10 years, all existing precast concrete barrier will be phased out and replaced with MASH approved barrier. We continue to be an industry leader in precast concrete barrier development and strive to gain market share through licensing and production, as we currently have MASH approval in 32 states and over 40 licensed producers ready to start production immediately.

“As the new North Carolina manufacturing facility became fully operational in the fourth quarter of 2019, we continue to push and drive current backlog at the facility to move toward full capacity by the end of 2020. The ability to double revenues at the location increases production capacity by 15% for the Company as a whole.

“During 2019, the Company was able to increase its barrier rental fleet by 43% to 250,000 linear feet of barrier. We also added over 75 crash cushion attenuators, expanding our rental opportunities. This high margin division of our business is anticipated to be a major contributor to increasing margins in the future. We are still on track for our rental fleet to exceed 500,000 linear feet in the next three years.

“SlenderWall™, the light-weight panel system, continues to gain even more market acceptance and was used this past year in two of the largest projects in company history. We are seeing project inquiries from across North America and are currently working with potential new licensed producers in those markets. Additional value-added offerings associated with SlenderWall™, such as preinstalled windows and spray foam insulation, are also gaining traction in the commercial end market with trends moving to offsite, modular construction.”

Mr. Smith concluded, “Notwithstanding the COVID-19 pandemic, and the limited visibility we have on its impact to our short-term financial results, we are committed to doing everything within our control to protect the best interests of our associates, customers, supply chain, and shareholders as we work our way through this pandemic.”

Balance Sheet and Liquidity
As of December 31, 2019, the Company had cash and investments totaling $2.5 million, reflecting significant capital expenditures for the increase in manufacturing facilities. Accounts receivable balances were $12.7 million at December 31, 2019. Total outstanding debt on notes payable was $5.0 million at December 31, 2019. The $4.0 million line of credit had no outstanding balance as of December 31, 2019.

About Smith-Midland
Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries. Management and the Board owns approximately 20% of SMID stock, aligning with shareholder values.

Forward-Looking Statements
This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, the risk that the coronavirus outbreak may adversely affect future operations, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, out debt exposure, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s website at SMITHMIDLAND.com. The “Investor Relations” area will include the Company’s Form
10-K.

Media Inquiries:
AJ Krick, CFO
540-439-3266
investors@smithmidland.com
Sales Inquiries:
info@smithmidland.com